EXHIBIT (10)V(iv)

NON-STATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into and effective as of this          day of                              ,                    (the “Date of Grant”), by and between Ecolab Inc. (the “Company”) and «Firstnamefirst» (the “Optionee”).

A.            The Company has adopted the Ecolab Inc. 2005 Stock Incentive Plan (the “Plan”), authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant non-statutory stock options to employees, consultants, advisors and independent contractors of the Company and its Subsidiaries.

B.            The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the Plan.

Accordingly, the parties agree as follows:

ARTICLE 1.  GRANT OF OPTION.

The Company hereby grants to the Optionee the option (the “Option”) to purchase «Long_Type» («Shares») shares (the “Option Shares”) of the Company’s common stock, $1.00 par value (the “Common Stock”), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan.  The Option is not intended to be an “incentive stock option,” as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 2.  OPTION EXERCISE PRICE.

The per share price to be paid by Optionee in the event of an exercise of the Option will be $«Price».

ARTICLE 3.  DURATION OF OPTION AND TIME OF EXERCISE.

3.1           Initial Period of Exercisability.  The Option will be exercisable, on a cumulative basis, as to one-third of the Option Shares (excluding any fractional portion less than one share), on each of the first and second anniversaries of the Date of Grant and as to the remaining Option Shares on the third anniversary of the Date of Grant.  This Option will remain exercisable as to all unexercised Option Shares until 5:00 p.m. (St. Paul, Minnesota time) on the tenth anniversary of the Date of Grant (“Time of Termination”).

3.2           Termination of Employment or Other Service.

(a)           In the event that the Optionee’s employment or other service with the Company and all Subsidiaries is terminated by reason of the Optionee’s death or Disability, this Option will become immediately exercisable in full and will remain exercisable for a period of five years after such termination (but in no event will this Option be exercisable after the Time of Termination).

(b)(i)       In the event that the Optionee’s employment or other service with the Company and all Subsidiaries is terminated by reason of the Optionee’s Retirement, then, subject to clause (ii) hereof, this Option, if it has been outstanding at least six months from the Date of Grant, will become exercisable in full immediately prior to such termination and remain exercisable for a period of five years after such termination (but in no event will this Option be exercisable after the Time of Termination);

(ii)           The acceleration of exercisability of the Option provided for in clause (i) hereof will not occur in the event that the Optionee has committed an act which constitutes Cause, which shall be determined by the Committee acting in its sole discretion, irrespective of whether such action or the Committee’s determination occurs before or after termination of the Optionee’s employment with the Company or any Subsidiary.

(c)           In the event the Optionee’s employment or other service with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement, all rights of the Optionee under the Plan and this Agreement will immediately terminate without notice of any kind, and this Option will no longer be exercisable; provided, however that if such termination is due to any reason other than termination by the Company or any Subsidiary for Cause, this Option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event will this Option be exercisable after the Time of Termination).

3.3           Change in Control.  In the event of a Change in Control, then this Option, if it has been outstanding for at least six months from the Date of Grant, will become immediately exercisable in full and will remain exercisable in accordance with the provisions of this Agreement.

3.4           Effects of Actions Constituting Cause.  Notwithstanding anything in this Agreement to the contrary, in the event that the Optionee is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause, irrespective of whether such action or the Committee’s determination occurs before or after termination of the Optionee’s employment with the Company or any Subsidiary, all rights of the Optionee under the Plan and this Agreement shall terminate and be forfeited without notice of any kind.  The Company may defer the exercise of this Option for up to forty-five (45) days in order for the Committee to make any determination as to the existence of Cause.

ARTICLE 4.  MANNER OF OPTION EXERCISE

4.1           Notice.  This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its principal executive office in St. Paul, Minnesota (Attention:  Sr. Vice President-Human Resources), of a written notice of exercise.  Such notice will be in a form satisfactory to the Committee, will identify the Option, will specify the number of Option Shares with respect to which the Option is being exercised, and will be signed by the person or persons so exercising the Option.  Such notice will be accompanied by payment in full of the total purchase price of the Option Shares purchased.  In the event that the Option is being exercised, as provided by the Plan and Section 3.2 above, by any person or persons other than the Optionee, the notice will be accompanied by appropriate proof of right of such person or persons to exercise the Option.  As soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee certificated or uncertificated (“book entry”) shares.  In the event that the Option is being exercised, as provided by resolutions of the Committee and Section 4.2 below, by tender of a Broker Exercise Notice, the Company will deliver such shares directly to the Optionee’s broker or dealer or their nominee.

4.2           Payment.  At the time of exercise of this Option, the Optionee will pay the total purchase price of the Option Shares to be purchased solely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice, by tender, or attestation as to ownership, of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, by a “net exercise” as described in the Plan, or by a combination of such methods.  In the event the Optionee is permitted to pay the total purchase price of this Option in whole or in part by tender or attestation as to ownership of Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of this Option.

ARTICLE 5.  NONTRANSFERABILITY.

Neither this Option nor the Option Shares acquired upon exercise may be transferred by the Optionee, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law or otherwise, except as provided in the Plan.  Any attempt to transfer or encumber this Option or the Option Shares other than in accordance with this Agreement and the Plan will be null and void and will void this Option.

ARTICLE 6.  EMPLOYMENT OR OTHER SERVICE.

Nothing in this Agreement will be construed to (a) limit in any way the right of the Company to terminate the employment or service of the Optionee at any time, or (b) be evidence of any agreement or understanding, express or implied, that the Company will retain the Optionee in any particular position, at any particular rate of compensation or for any particular period of time.

ARTICLE 7.  WITHHOLDING TAXES.

7.1           General Rules.  The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts which may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the grant or exercise of this Option or otherwise incurred with respect to this Option, (b) withhold shares of Common Stock from the shares issued or otherwise issuable to the Optionee in connection with this Option, or (c) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of this Option.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee must promptly pay the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

7.2           Special Rules.  The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require the Optionee to satisfy, in whole or in part, any withholding or tax obligation as described in Section 7.1 above by electing to tender, or by attestation as to ownership of, Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to the Company’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a Broker Exercise Notice, or by a combination of such methods.  For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation will be valued at their Fair Market Value.

ARTICLE 8.  ADJUSTMENTS.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, divestiture or extraordinary dividend (including a spin-off), or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the

Optionee, will make appropriate adjustment (which determination will be conclusive) as to the number, kind and exercise price of securities subject to this Option.

ARTICLE 9.  SUBJECT TO PLAN.

9.1           Terms of Plan Prevail.  The Option has been and the Option Shares granted and issued pursuant to this Agreement will be granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

9.2           Definitions.  Unless otherwise defined in this Agreement, the terms capitalized in this Agreement have the same meanings as given to such terms in the Plan.

ARTICLE 10.  MISCELLANEOUS.

10.1         Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2         Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota without regard to conflicts of laws provisions.  Any legal proceedings related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

10.3         Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of this Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of this Option and the administration of the Plan.

10.4         Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

10.5         Captions.  The Article, Section and paragraph captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement and are not to be deemed to limit or otherwise affect any of the provisions of this Agreement.

10.6         Counterparts.  For convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart to be deemed an original instrument, and all such counterparts together to constitute the same agreement.

The parties to this Agreement have executed this Agreement effective the day and year first above written.

ECOLAB INC.

By
(Signature)
Its

[By execution of this Agreement,	OPTIONEE
the Optionee acknowledges having
received a copy of the Plan.]

By
(Signature)
«Firstnamefirst» «Address_Line_1» «Address_Line_2» «Address_Line_3» «City», «State» «Zip_Code»

SSN:	«Ssn»